UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):	January 16, 2012

Vishay Precision Group, Inc.
(Exact Name of Issuer as Specified in Charter)

Delaware	1-34679	27-0986328
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification
Incorporation or Organization)		Number)

3 Great Valley Parkway, Suite 150
Malvern, PA	19355
(Address of Principal Executive Offices)	(Zip Code)

(484) 321-5300
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]       Written communications pursuant to Rule 425 under the Securities Act

[   ]       Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[   ]       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[   ]       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 16, 2012, the Board of Directors (the “Board”) of Vishay Precision Group, Inc. (the “Company”) approved certain changes to the base salaries of Mr. William M. Clancy, the Company’s Chief Financial Officer, and Mr. Thomas P. Kieffer, the Company’s Chief Technical Officer. The base salary for Mr. Ziv Shoshani, the Company’s President and Chief Executive Officer, remains unchanged from 2011.

The base salaries for 2012, effective as of January 1, 2012, are set forth below.

Executive	2012 Base Salary
Ziv Shoshani (1)
President and Chief Executive Officer	$478,500
William M. Clancy
Chief Financial Officer	$270,000
Thomas P. Kieffer
Chief Technical Officer	$236,600

(1) Mr. Shoshani’s salary will be paid in New Israeli Shekels, based upon a pre-determined exchange rate determined in accordance with his employment agreement.

Also on January 16, 2012, the Compensation Committee of the Board (the “Compensation Committee”) approved the following grants of restricted stock units of the Company (“RSUs”) to each of the Company’s executive officers in accordance with their respective employment agreements (the “2012 Equity Awards”):

Executive	2012 Equity Award
Ziv Shoshani
President and Chief Executive Officer	37,013
William M. Clancy
Chief Financial Officer	8,354
Thomas P. Kieffer
Chief Technical Officer	5,564

One quarter of each executive officer’s 2012 Equity Award will vest on January 1, 2015; the remainder of each executive’s 2012 Equity Award will also vest on January 1, 2015, subject to the satisfaction of performance objectives relating to three year cumulative “free cash” and “net earnings” determined by the Compensation Committee. “Free cash” refers to the amount of cash generated from the Company’s operations in excess of capital expenditures and net of proceeds from the sale of assets, and “net earnings” is calculated as the Company’s net profits after taxes; the calculation of each of these measures ignores the impact of acquisitions, if any.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vishay Precision Group, Inc.

Date: January 18, 2012	By:	/s/ William M. Clancy
		Name:	William M. Clancy
		Title:	Executive Vice President and Chief
Financial Officer